EXHIBIT 10.2

RESOLUTE FOREST PRODUCTS

EQUITY INCENTIVE PLAN

SECTION 1

GENERAL

1.1	Purpose.

The Resolute Forest Products Equity Incentive Plan (previously named the AbitibiBowater Inc. 2010 Equity Incentive Plan) (the “Plan”) has been established by Resolute Forest Products Inc. (formerly AbitibiBowater Inc.) (the “Company”) to (i) attract and retain persons eligible to participate in the Plan including directors, officers, employees, consultants and advisors of the Company, its Affiliates and its Subsidiaries; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

1.2	Operation, Administration, and Definitions.

The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Sections 3 and 7. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 2).

SECTION 2

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

2.1	Act.

The term “Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

2.2	Affiliate.

The term “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the Act.

2.3	Award.

The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Full Value Awards, Cash Incentive Awards and Performance-Based Compensation.

2.4	Board.

The term “Board” means the Board of Directors of the Company.

2.5	Cause.

The term “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company, an Affiliate or a Subsidiary having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and the Company, an Affiliate or a Subsidiary in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), (A) the Participant’s commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (B) Participant’s engaging in conduct that would bring or is reasonably likely to bring the Company, or any of its Affiliates or Subsidiaries into public disgrace or disrepute or that would affect the Company’s or any Affiliate’s or Subsidiary’s business in any material way, (C) the Participant’s failure to perform duties as reasonably directed by the Company (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the Participant) or (D) the Participant’s gross negligence, willful malfeasance or material act of disloyalty or other breach of fiduciary duty with respect to the Company, its Affiliates or Subsidiaries (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the Participant). Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

2.6	Code.

The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

2.7	Date of Grant.

The term “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

2.8	“Detrimental Activity”

means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company, its Affiliates or Subsidiaries, (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Company, an Affiliate or a Subsidiary for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Company, its Affiliates, its Subsidiaries, or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Company, its Affiliates or Subsidiaries.

2.9	Disability.

The term “Disability” shall have the meaning contained in the Company’s applicable long-term disability plan, or if no such plan exists or the Participant is not eligible to participate in such plan, then the Participant’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for 180 consecutive days. Any determination as to whether Disability exists shall be made by the Committee in its sole discretion.

2.10	Effective Date.

The term “Effective Date” means the later of (i) the effective date of the Second Amended Joint Plan of Reorganization of AbitibiBowater Inc. and its Affiliated Debtors, dated August 2, 2010, as confirmed by the United States Bankruptcy Court for the District of Delaware; and (ii) the date the sanction order by the Québec Superior Court of Justice shall have been made and entered and the operation and effect of such order will not have been stayed, reversed or amended, which sanction order will sanction the plan of reorganization and compromise jointly filed by certain direct and indirect subsidiaries of Resolute Forest Products Inc. (formerly named AbitibiBowater Inc.) pursuant to the provisions of the Companies’ Creditors Arrangement Act (Canada), as such order may be amended, or supplemented from time to time.

2.11	Eligible Individual.

For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, any director, officer, consultant, advisor (who may be offered securities registrable on Form S-8 of the Securities Act) or other persons providing services to the Company or a Subsidiary; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary. An Award may be granted to an employee or other individual providing services, in connection with hiring, retention or otherwise, prior to the date the employee or individual first performs services for the Company or the Subsidiaries, provided that such individual has accepted an offer of employment or consultancy from the Company or a Subsidiary and would satisfy the foregoing once he or she begins employment with or providing services to the Company or a Subsidiary and such Awards shall not become vested prior to the date the employee or service provider first performs such services.

2.12	Emergence Date Grant.

The term “Emergence Date Grant” means the grant of an Option or a grant of an Award of restricted stock units that is approved prior to, at or about the Effective Date in connection with the emergence of the Company from creditors protection.

2.13	Exercise Price.

The “Exercise Price” of each Option and/or SAR granted under Section 4 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. The Exercise Price per share of Stock shall not be less than 100% of the Fair Market Value of a share of Stock on the Date of Grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price for an Emergence Date Grant that is an Option shall be equal to the arithmetic mean of the per-share closing trading price of the Stock for the thirty (30) calendar day period commencing on the Listing Date.

2.14	Fair Market Value.

“Fair Market Value” means, on a given date, except as otherwise determined by the Committee and set forth in an Award Agreement, (i) if the Stock is listed on a national securities exchange, the simple arithmetic mean between the highest and lowest prices per share at which the Stock is traded as reported for the national securities exchange for the day immediately preceding that date, or if not so traded, the simple arithmetic mean between the closing bid-and-asked prices thereof as reported for such national securities exchange on the day immediately preceding that date, rounded to the nearest number within two decimal places; (ii) if the Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the simple arithmetic mean between the closing bid-and-asked prices thereof as reported for such quotation system for the day immediately preceding that date, rounded to the nearest number within two decimal places; or (iii) if the Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Stock.

2.15	ISO.

The term “ISO” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code.

2.16	Listing Date.

The date on which the shares of Stock are officially listed or quoted for trading on the New York Stock Exchange.

2.17	Negative Discretion.

The term “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance-Based Compensation Award consistent with Section 162(m) of the Code.

2.18	NQO.

The term “NQO” means an Option that is not intended to be an ISO.

2.19	Option.

The term “Option” means an ISO or NQO granted under Section 4 which entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee.

2.20	Participant.

The term “Participant” means an Eligible Individual who has been selected by the Committee to participate in the Plan and to receive an Award subject to the Plan.

2.21	Performance-Based Compensation.

The term “Performance-Based Compensation” shall have the meaning ascribed to it under Code section 162(m) and the regulations thereunder.

2.22	“Performance Formula”

shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance-Based Compensation of a particular Participant, whether all, some portion but less than all, or none of the Performance-Based Compensation has been earned for the Performance Period.

2.23	“Performance Goals”

shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Measures.

2.24	Performance Measures

The term “Performance Measures” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance-Based Compensation under the Plan.

2.25	“Performance Period”

shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, Performance-Based Compensation.

2.26	Person.

The term “Person” means any individual, firm, corporation, partnership, trust or other entity.

2.27	Securities Act.

The term “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

2.28	Subsidiaries.

For purposes of the Plan, the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

2.29	Stock.

The term “Stock” means shares of common stock of the Company, par value $.001 per share (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

SECTION 3

COMMITTEE

3.1	Administration.

(a)	The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 3. Unless otherwise specified herein, all references to the Committee shall refer to the Human Resources and Compensation and Nominating and Governance Committee of the Company. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are intended to qualify as “non-employee directors” under Rule 16b-3 of the Act and “outside directors” as defined in Treasury Regulation Section 1.162-27(e)(3) (an “Eligible Director”). If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, and upon such event all references to the Committee shall be deemed to refer to the Board. However, the fact a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)

No member of the Board, the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable

Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

3.2	Powers of Committee.

The Committee’s administration of the Plan shall be subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria (including Performance Measures), restrictions, vesting requirements and other provisions of such Awards, and (subject to the restrictions imposed by Section 9) to modify or waive, at or after the Date of Grant of an Award, the vesting, exercisability or other terms of an Award or otherwise amend, cancel, or suspend Awards.

(b)	The Committee will have the authority to determine to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; and to what extent, and under what circumstances the delivery of cash, Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee.

(c)	To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, and to provide for subplans created under the Plan in any such jurisdiction outside the United States.

(d)	The Committee will have the authority and discretion to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to an Award granted under the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations and take any other action that may be necessary or advisable for the administration of the Plan.

(e)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(f)	In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Certificate of Incorporation and Bylaws and other organizational documents of the Company, and applicable state corporate law.

3.3	Delegation by Committee.

Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Affiliate or Subsidiary the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons (i) subject to Section 16 of the Act or (ii) who are, or who are reasonably expected to be, “covered employees” for purposes of Code Section 162(m).

3.4	Information to be Furnished to Committee.

The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan

SECTION 4

OPTIONS AND SARS

4.1	Definitions.

(a)	Each Option granted under the Plan shall be subject to an Award Agreement. All Options granted under the Plan shall be NQO’s unless the applicable Award Agreement expressly states that the Option is intended to be an ISO. ISO’s shall be granted only to Eligible Persons who are employees of the Company, its Affiliates or its Subsidiaries, and no ISO shall be granted to any Eligible Person who is ineligible to receive an ISO under the Code. In the case of an ISO, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an ISO (or any portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a NQO appropriately granted under the Plan.

(b)	A stock appreciation right (a “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 8.8, a payment equal to (or otherwise based on) the excess (if any) of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee. Each SAR granted under the Plan shall be subject to an Award Agreement.

4.2	Exercise.

Unless otherwise provided by the Committee in an Award Agreement: (i) each Option and SAR shall vest and become exercisable with respect to 25% of the shares of Stock subject to such Option or SAR on each of the first four anniversaries of the Date of Grant (the “Option Period” or “SAR Period”, as applicable), subject to continued employment or service of the Participant through each such vesting date; (ii) both the unvested and the vested portion of an Option and SAR shall expire upon the termination of the Participant’s employment or service for Cause; (iii) upon retirement (in accordance with applicable policy), each Option and SAR shall vest based on prorated time elapsed, and the vested portion of the Options and

SARs shall remain exercisable during the 1-year period immediately following such retirement (upon death after retirement, any then vested Options and SARs remain exercisable for 2 years following death); (iv) upon the Participant’s involuntary termination of employment or service with retirement eligibility at termination or immediately following any applicable severance period, each Option and SAR shall vest based on prorated time elapsed, including any applicable severance period, and the vested portion of the Options and SARs shall remain exercisable during the 1-year period immediately following such termination (upon death after such termination, any then vested Options and SARs remain exercisable for 2 years following death); (v) upon the Participant’s involuntary termination of employment or service prior to retirement eligibility, each Option and SAR shall vest based on prorated time elapsed, including any applicable severance period, and the vested portion of the Options and SARs shall remain exercisable for 1 year (upon death after such termination, any then vested Options/SARs remain exercisable for 2 years following death); (vi) upon the Participant’s death while employed, each Option and SAR shall become vested with respect to the next tranche of shares of Stock scheduled to vest, and the vested portion of the Options and SARs shall remain exercisable for 2 years; (vii) upon the Participant’s termination of employment or service due to resignation, any then vested Options and SARs remain exercisable for 90 days (upon death after such resignation, any then vested Options and SARs remain exercisable for 1 year following death); and (viii) each Option and SAR shall continue to vest during any applicable short-term disability period, and upon the Participant’s becoming eligible for long-term disability benefits, each Option and SAR shall become vested with respect to the next tranche of shares of Stock scheduled to vest (including short-term disability period) and the vested portion of the Options and SARs shall remain exercisable for 2 years thereafter; provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option and/or SAR, which acceleration shall not affect the terms and conditions of such Option and/or SAR other than with respect to exercisability; and provided, further, that in no event shall any Option or SAR remain outstanding past its originally scheduled expiration date (and such originally scheduled expiration date shall not exceed ten years from the Date of Grant).

4.3	Payment of Option Exercise Price.

The payment of the Exercise Price of an Option granted under this Section 4 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 4.3, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 4.3(c), payment may be made as soon as practicable after the exercise).

(b)	Subject to applicable law, the Exercise Price shall be payable in cash, check, cash equivalent or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)

Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon (i) the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise, (ii) upon a “net exercise” procedure approved by the Committee or (iii) such other method which is approved by the Committee. Notwithstanding the foregoing, if on the last day of the Option Period, the Fair Market Value exceeds the Exercise Price, the Participant has not exercised the Option, and the Option has not expired, such Option shall be deemed to have been exercised by the Participant on such last day by means of a net exercise and the Company shall deliver to the Participant the number of shares of Stock for which the Option was deemed exercised less such number of shares of Stock required to be withheld to cover the payment of the Exercise Price and all applicable required withholding taxes.

4.4	No Repricing.

Except for either adjustments pursuant to paragraph 8.3 (relating to changes in capital structure), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option may not be decreased after the Date of Grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower exercise price.

4.5	Compliance With Laws, etc.

Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

4.6	Grants of Options and SARs.

An Option may but need not be in tandem with a SAR, and a SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with a SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share.

SECTION 5

FULL VALUE AWARDS

5.1	Definition.

A “Full Value Award” is a grant (other than an Option or a SAR) of one or more shares of Stock or a right to receive one or more shares of Stock in the future (including, without limitation, unrestricted Stock, restricted Stock or restricted stock units, performance Stock or performance stock units, and deferred stock or deferred stock units), with such grant subject to the provisions of Section 7.2 and to one or more of the following, as determined by the Committee:

(a)	The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(b)	The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(c)	The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, or a combination of any of the foregoing.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. Each Full Value Award shall be evidenced by an Award Agreement. Unless otherwise provided by the Committee in an Award Agreement:

(i) all vested and unvested Full Value Awards shall terminate upon termination of employment or service for Cause or upon the Participant’s resignation; (ii) upon retirement (in accordance with applicable policy), Full Value Awards shall vest based on prorated time elapsed (no further vesting after subsequent death); (iii) upon involuntary termination of employment or service with retirement eligibility at termination or immediately following any applicable severance period, Full Value Awards shall vest based on prorated time elapsed, including any applicable severance period (no further vesting after subsequent death); (iv) upon involuntary termination of employment or service prior to retirement eligibility, Full Value Awards shall vest based on prorated time elapsed, including any applicable severance period (no further vesting after subsequent death); (v) upon death while employed, Full Value Awards shall become vested with respect to the next tranche of shares of Stock scheduled to vest; and (vi) Full Value Awards continue vesting on their regular schedule during short-term disability period (but cease vesting upon becoming eligible to receive long-term disability benefits and shall become vested with respect to the next tranche of shares of Stock scheduled to vest, including any short term disability period).

SECTION 6

CASH INCENTIVE AWARDS

A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. Each Cash Incentive Award shall be evidenced by an Award Agreement.

SECTION 7

RESTRICTIONS ON AWARDS

7.1	Performance-Based Compensation.

The Committee may designate an Award granted to any Participant as Performance-Based Compensation intended to qualify as “performance–based compensation” under Section 162(m) of the Code. Notwithstanding anything in the Plan to the contrary, if the Company determines that a Participant who has been granted an Award designated as Performance-Based Compensation is not (or is no longer) a “covered employee” (within the meaning of Section 162(m) of the Code), the terms and conditions of such Award may be modified without regard to any restrictions or limitations set forth in this Section 7.1 (but subject otherwise to the provisions of Section 9). To the extent required by Code section 162(m), any Full Value Award designated as Performance-Based Compensation shall be conditioned on the achievement of one or more performance objectives, based on the Performance Measures selected by the Committee, and the following provisions of this Section 7.1 shall apply:

(a)	Discretion of Committee with Respect to Performance-Based Compensation.

With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance-Based Compensation to be issued, the Performance Measure that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance-Based Compensation to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(b)	Performance Measures.

The “Performance Measures” shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) inventory control; (xviii) enterprise value; (xix) sales; (xx) stockholder return; (xxi) client retention; (xxii) competitive market metrics; (xxiii) employee retention; (xxiv) timely completion of new product rollouts; (xxv) timely launch of new facilities; (xxvi) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxvii) system-wide revenues; (xxviii) market share; (xxix) cost of capital, debt leverage year-end cash position or book value; (xxx) strategic objectives, development of new product lines and related revenue; (xxxi) sales and margin targets or international operations; (xxxii) safety performance; (xxxiii) environmental performance; or (xxxiv) any combination of the foregoing. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders equity and/or shares outstanding, investments or to assets or net assets. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Measure specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Measure it selects to use for such Performance Period.

(c)	Modification of Performance Goal(s).

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measure without obtaining shareholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining shareholder approval. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance-Based Compensation granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) material acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

(d)	Payment of Performance-Based Compensation.

Unless otherwise provided in the applicable Award Agreement, and except as otherwise provided in the Plan relating to vesting upon certain terminations of employment or service, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance-Based Compensation for such Performance Period. A Participant shall be eligible to receive payment in respect of Performance-Based Compensation only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance-Based Compensation has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(e)	Certification.

Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance-Based Compensation earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance-Based Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.

(f)	Use of Negative Discretion.

In determining the actual amount of an individual Participant’s Performance-Based Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion. Unless otherwise provided in the applicable Award Agreement, the Committee shall not have the discretion to (A) grant or provide payment in respect of Performance-Based Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation-Based Award above the applicable limitations set forth in Section 8.2 of the Plan.

(g)	Timing of Award Payments.

Unless otherwise provided in an Award Agreement, Performance-Based Compensation granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 7.1(e). Any Performance-Based Compensation that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to Performance-Based Compensation that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (ii) with respect to Performance-Based Compensation that is payable in shares of Stock, by an amount greater than the appreciation of a share of Stock from the date such Award is deferred to the payment date.

7.2	Four-Year Minimum Vesting.

If the right to become vested in an Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives (whether or not related to Performance Measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than four years, or ratably (whether monthly, quarterly, annual or otherwise) over not less than a four-year period, and if the right to become vested in an Award is conditioned on the achievement of Performance Measures or other performance objectives (whether or not related to Performance Measures, and without it being granted in lieu of other compensation), then the required period of service for full vesting shall be not less than one year (in either case, subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, or involuntary termination of employment or service) (as applicable, the “Minimum Vesting Schedule”); provided, however, that the foregoing limitation of this subsection 7.2 does not apply to an Award that is granted with respect to 2010 performance, or as an inducement to a person being hired or rehired by the Company or any of its Subsidiaries; provided, further, that the Committee in its discretion may modify or accelerate the vesting schedule of an Award, or remove, waive or modify any applicable performance objectives (subject to Section 7.1 in the case of an Award intended to qualify as Performance-Based Compensation), so long as in no event shall the revised vesting schedule be no more rapid than the Minimum Vesting Schedule; and, provided, still further, that the Minimum Vesting Schedule need not be applied to such grants that, when taken together with other Awards not subject to the Minimum Vesting Schedule (other than Options and SARs), comprise Awards with respect to a number of shares of Stock that does not exceed, in the aggregate, five percent (5%) of the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan as set forth in Section 8.2(a) (as adjusted pursuant to Sections 8.2 and 8.3).

SECTION 8

OPERATION AND ADMINISTRATION

8.1	Effective Date.

The Plan shall be effective as of the Effective Date. In the event of Plan termination, the terms of the Plan shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

8.2	Shares and Other Amounts Subject to Plan.

The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)	The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or, to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions or a combination of the foregoing.

(b)	Subject to the following provisions of this Section 8.2 and Section 8.3, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 9,020,960 shares.

(c)	Any shares of Stock (i) tendered by a Participant or withheld by the Company in connection with the payment of the Exercise Price or (ii) tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation in connection with an Award or (iii) subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof, in each case shall not be counted toward the number of shares listed in Section 8.2(b).

(d)	To the extent provided by the Committee, any Award may be settled in cash rather than Stock, although if an Award provides for possible settlement in Stock, all shares of Stock covered by the Award for which settlement is actually made in cash shall be counted toward the number of shares listed in Section 8.2(b).

(e)	Any shares of Stock covered by an Award that are not delivered to a Participant or beneficiary because the Award is forfeited or canceled shall not be counted toward the number of shares listed in Section 8.2(b).

(f)	Any shares of Stock issued in connection with the substitution for, or assumption of, awards previously granted by an entity that is acquired by the Company or any Affiliate or Subsidiary through a merger, acquisition or business combination (collectively, “Substitute Awards”) shall not be counted toward the number of shares listed in Section 8.2(b).

(g)	Subject to Section 8.3, the following additional maximums are imposed under the Plan.

(i)	The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 9,020,960 shares, provided, that the Substitute Awards intended to qualify as ISOs, if any shall be counted toward the number of shares listed in this paragraph (i).

(ii)	The maximum number of shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 4 (relating to Options and SARs) shall be 300,000 shares. For purposes of this paragraph (ii), if an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering only one share of Stock for purposes of applying the limitations of this paragraph (ii).

(iii)	The maximum number of shares of Stock that may be issued in conjunction with Awards granted to any one Participant during any one-calendar-year period pursuant to Section 5 (relating to Full Value Awards) and Section 6 (relating to Cash Incentive Awards, but only to the extent they are settled in Stock) shall be 200,000 shares. The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 5 (relating to Full Value Awards) and Section 6 (relating to Cash Incentive Awards, but only to the extent they are settled in Stock) over the life of the Plan shall be 3,000,000 shares.

(iv)

For Full Value Awards that are intended to be Performance-Based Compensation, no more than 200,000 shares of Stock may be delivered pursuant to such Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided further that:

(A)	If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(B)	If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

(v)	The aggregate number of the Company’s Stock (i) issued to insiders of the Company, within any one year period, and (ii) issuable to insiders of the Company, at any time, under the Plan, or when combined with all of the Company’s other security-based compensation arrangements, shall not exceed 10% of the Company’s total issued and outstanding Stock, respectively.

(vi)	For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any Performance Period shall equal $200,000 multiplied by the number of calendar months included in that Performance Period; provided further that:

(A)	If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into shares of Stock.

(B)	If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(vii)	The maximum aggregate number of the shares of Stock that may be delivered with respect to Emergence Date Grants shall be 4,245,158 shares, provided, that all shares of Stock covered by an Emergence Date Grant for which settlement is actually made in cash shall be counted toward the number of shares listed in this Section 8.2(g)(vii) and, for purposes of clarity, counted toward the number of shares listed in Section 8.2(b).

8.3	Changes in Capital Structure and Similar Events.

In the event of (x) a corporate transaction involving the Company (including, without limitation, any dividend (other than regular cash dividends or other distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, issuance of warrants or other rights to acquire Stock or other securities of the Company), (y) other similar corporate transaction or event that affects the shares of Stock, or (z) unusual or nonrecurring events affecting the Company, any Affiliate or Subsidiary, or the financial statements of the Company, any Affiliate or Subsidiary, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, then the Committee shall make an equitable or proportionate adjustment to prevent undue dilution or enlargement of the intended benefits or potential benefits of the Award consistent with the purposes of the Plan, including without limitation any or all of the following: (i) adjustment of the number and kind of shares or other securities which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; (iv) adjustment of any applicable performance measures (including without limitation, Performance Measures and Performance Goals and (v) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, (II) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event (any such Award not so exercised shall terminate upon the occurrence of such event); and (III) cancelling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, shares of Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Stock received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Stock subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a share of Stock subject thereto may be canceled and terminated without any payment or consideration therefor). Any adjustment in ISOs under this Section 8.3 (other than any cancellation of ISOs) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 8.3 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Act. The Company shall give each Participant notice of any adjustment hereunder. Any such adjustment shall be conclusive and binding for all purposes.

8.4	General Restrictions.

Delivery of shares of Stock or other amounts under the Plan shall be subject to the following: The obligation of the Company to settle Awards in Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for shares of Stock or other securities of the Company or any Affiliate or Subsidiary delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable Federal, state, local or non-U.S. laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

8.5	Tax Withholding.

All distributions under the Plan are subject to withholding of all applicable federal, state, local and foreign taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. If permitted by the Committee (in its sole discretion), such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns; (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such shares under the preceding clause (ii) or this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income) or (iv) by such other method as specified by the Committee.

8.6	Grant and Use of Awards.

The grant and use of Awards under the Plan shall be subject to the following:

(a)	In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to subsection 4.4 (relating to repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary).

(b)	Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan in Section 8.2(b), the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including any Substitute Awards.

(c)	Notwithstanding the provisions of subsection 4.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of a company assumed in business combinations may provide for exercise prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such exercise price is appropriate to preserve the economic benefit of the award.

8.7	Dividends and Dividend Equivalents.

An Award (including without limitation an Option or SAR) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to shares of Stock subject to the Award (both before and after the shares of Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or shares of Stock, as determined by the Committee; provided that no dividend equivalents shall be payable in respect of outstanding (i) Options or SARs or (ii) unearned Performance-Based

Compensation Awards or other unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although dividend equivalents may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable). Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

8.8	Settlement of Awards.

The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment or distribution, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

8.9	Transferability.

(a)	Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. Except as otherwise provided by the Committee, no Award under the Plan may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, an Affiliate or a Subsidiary; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b)	Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than ISOs) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement; (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan. and provided further that any Permitted Transferee may be required by the Committee to execute an agreement satisfactory to the Company evidencing its agreement to be bound by and subject to all of the terms and conditions of the Plan and any applicable Award Agreement relating to the transferred Award.

(c)	The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (ii) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (iii) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (iv) the consequences of the termination of the Participant’s employment by, or services to, the Company, an Affiliate or a Subsidiary under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

8.10	Form and Time of Elections.

Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in a writing (which may be electronic) filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

8.11	Agreement With Company.

An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

8.12	Action by Company or Subsidiary.

Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

8.13	Gender and Number.

Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

8.14	Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any

Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

(c)	There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

8.15	Evidence.

Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.16	No Section 83(b) Elections Without Consent of Company.

No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

8.17	Payments to Persons Other Than Participants.

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

8.18	Nonexclusivity of the Plan.

The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

8.19	No Trust or Fund Created.

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, or any Affiliate or Subsidiary, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

8.20	Reliance on Reports.

Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and Subsidiaries and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

8.21	Relationship to Other Benefits.

No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

8.22	Governing Law.

The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

8.23	Severability.

If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

8.24	Obligations Binding on Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

8.25	Designation and Change of Beneficiary.

Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

8.26	Clawback/Forfeiture of Awards.

Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or Subsidiary, or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in Detrimental Activity that is in conflict with or adverse to the interest of the Company, any Affiliate or Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award Agreement that if the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of such Award, and must repay the gain to the Company. The Committee may also provide in an Award Agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

8.27	Code Section 162(m) Re-approval.

If so determined by the Committee, the provisions of the Plan regarding Performance-Based Compensation Awards shall be submitted for re-approval by the shareholders of the Company no later than the first shareholder meeting that occurs in the fifth year following the year that shareholders previously approved such provisions, for purposes of exempting certain Awards granted after such time from the deduction limitations of Section 162(m) of the Code. Nothing in this subsection, however, shall affect the validity of Awards granted after such time if such shareholder approval has not been obtained.

8.28	Code Section 409A.

It is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of a Participant subject to U.S. tax (a “U.S. Participant”) may not be reduced by, or offset against, any amount owing by the Participant to the Corporation or any of its Affiliates or Subsidiaries. Notwithstanding anything in this Plan to the contrary, if a U.S. Participant becomes entitled to receive payment in respect of any Award as a result of his or her “separation from service” (within the meaning of Section 409A of the Code), and the U.S Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Award constitutes “deferred compensation” (within the meaning of Section 409A of the Code) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then payment of such “deferred compensation” shall not be made to the U.S Participant before the date which is six months after the date of his or her separation from service (and shall be paid (without interest, dividends, dividend equivalents or any compensation for any loss in market value or otherwise which occurs during such period) in a single lump sum on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S Participant’s date of death. (For illustrative purposes only, if a U.S Participant who is a specified employee subject to the provisions of the previous sentence incurs a separation from service on

January 16 of a calendar year, any payments of deferred compensation that would be payable to such U.S Participant during the six-month period from such January 16 through July 16 shall be accumulated and paid in a single lump sum to such U.S Participant on July 17 of such calendar year, or, if earlier, such U.S Participant’s date of death.) Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code. Each U.S Participant, any beneficiary or the U.S Participant’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S Participant in connection with this Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate or Subsidiary shall have any obligation to indemnify or otherwise hold such U.S Participant or beneficiary or the U.S Participant’s estate harmless from any or all of such taxes or penalties. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

SECTION 9

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to Section 8.3 shall not be subject to the foregoing limitations of this Section 9; and further provided that the provisions of subsection 4.4 (relating to repricing) cannot be amended unless the amendment is approved by the Company's stockholders. Approval by the Company’s stockholders will be required for any material revision to the terms of the Plan, with the determination of “material revision” to be made in accordance with the definition provided under the rules of the New York Stock Exchange. Unless otherwise determined by the Board, no amendment requiring stockholder approval under Treasury Regulation Section 1.162-27 or Section 422 of the Code shall be valid unless such stockholder approval is secured as provided therein.

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[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer this 1st day of September, 2012.

RESOLUTE FOREST PRODUCTS INC.

By:	/s/ Richard Garneau
Richard Garneau
President and Chief Executive Officer